UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Republic Bancorp, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of Annual Meeting of Shareholders

of Republic Bancorp, Inc.

Thursday, April 21, 2016

To our shareholders:    You are cordially invited to attend the 2016 Annual Meeting of Shareholders of Republic Bancorp, Inc.  The following are details for the meeting:

Date: Thursday, April 21, 2016

Time:9:00 A.M., EDT

Place: Republic Bank Building,  Lower Level,  9600 Brownsboro Road,  Louisville, Kentucky 40241

Items on the agenda:

1.	To elect seven directors;
2.	To ratify the appointment of Crowe Horwath LLP as the independent registered public accounting firm for 2016; and,
3.	To transact such other business as may properly come before the meeting.

Record date:	The close of business on February 12, 2016 is the record date for determining the shareholders entitled to notice of, and to vote at, the 2016 Annual Meeting of Shareholders.

Your vote is important.  Whether or not you plan to attend the Annual Meeting of Shareholders, we hope you will vote as soon as possible.  Please review the instructions with respect to each of your voting options as described in the proxy statement and the Notice of Internet Availability of Proxy Materials.

IF YOU PLAN TO ATTEND:  Please note that space limitations may make it necessary to limit attendance at the Annual Meeting of Shareholders.    Shareholders holding stock in brokerage accounts (“street name holders”) may be asked to produce a brokerage statement reflecting stock ownership as of the record date and provide photo identification. Cameras, recording devices or other like forms of electronic devices will not be permitted at the Annual Meeting of Shareholders.

Very truly yours,

Steven E. Trager
Chairman and Chief Executive Officer
Louisville, Kentucky
March 11, 2016

Important Notice Regarding the Availability of Proxy Materials

for the Shareholder Meeting to be Held on April 21, 2016.

The proxy statement and annual report to shareholders are available online at www.investorvote.com/RBCAA.

Republic Bancorp, Inc.

601 West Market Street

Louisville, Kentucky  40202

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Republic Bancorp, Inc. (the “Company” or “Republic”).  The proxies will be voted at the 2016 Annual Meeting of Shareholders (“Annual Meeting”) of Republic on April 21, 2016, and at any adjournments of the meeting.

This proxy statement, notice of annual meeting and form of proxy are first being mailed or made available to shareholders on or about March 11, 2016.  As used in this document, the terms “Republic,” the “Company,” “we,” and “our” refer to Republic Bancorp, Inc., a Kentucky corporation.

VOTING

Record date.  You are entitled to notice of and to vote at the Annual Meeting, if you held of record, shares of our Class A Common Stock or Class B Common Stock at the close of business on February 12, 2016.  On that date, 18,659,147 shares of Class A Common Stock and 2,245,250 shares of Class B Common Stock were issued and outstanding for purposes of the Annual Meeting.

Voting rights.  Each share of Class A Common Stock is entitled to one (1) vote and each share of Class B Common Stock is entitled to ten (10) votes.  Based on the number of shares outstanding as of the record date, the shares of Class A Common Stock are entitled to an aggregate of 18,659,147 votes, and the shares of Class B Common Stock are entitled to an aggregate of 22,452,500 votes at the Annual Meeting.

Voting by proxy.    If you received the Notice of Internet Availability of Proxy Materials, you may follow the instructions on that notice to access the proxy materials and download the proxy and vote online via the Internet.  If you request a paper or electronic copy of the proxy materials, the proxy will be mailed or e-mailed to you along with the other proxy materials.  If you received a paper copy of this proxy statement, the proxy card is enclosed.  If a proxy card is properly executed, returned to Republic and not revoked, the shares represented by the proxy card will be voted in accordance with the instructions set forth on the proxy card.  If no instructions are given, the shares represented will be voted (i) “For” the Board of Director nominees named in this proxy statement and (ii) “For” the ratification of Crowe Horwath LLP as the Company’s independent registered public accounting firm for 2016. For participants in the Republic Bancorp, Inc. 401(k) Retirement Plan (the “Plan”), the Plan Trustee shall vote the shares for which it has not received voting direction from the Plan participants, utilizing the same voting percentages derived from the Plan participants who did direct how their shares are to be voted.  The Board of Directors at present knows of no other business to be brought before the Annual Meeting. However, persons named in the proxy, or their substitutes, will have discretionary authority to vote on any other business which may properly come before the Annual Meeting and any adjournment thereof and will vote the proxies in accordance with the recommendations of the Board of Directors.

You may attend the Annual Meeting even though you have executed a proxy. You may revoke your proxy at any time before it is voted by delivering written notice of revocation to the Secretary of Republic, by delivering a subsequent dated proxy, by voting by telephone or online through the Internet on a later date, or by attending the Annual Meeting and voting in person.

Quorum and voting requirements and counting votes.  The presence in person or by proxy of the holders of a majority in voting power of the combined voting power of the Class A Common Stock and the Class B Common Stock will constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes will be counted as being present or represented at the Annual Meeting for the purpose of establishing a quorum. A broker non-vote occurs when a nominee holding shares for a beneficial owner is otherwise present by proxy but does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

The affirmative vote of a plurality of the votes duly cast is required for the election of directors.  All other matters presented at the meeting will be approved if the votes cast in favor of the proposal exceed the votes cast opposing the proposal. Abstentions and broker non-votes are not counted as votes cast on any matter to which they relate and will have no impact on the outcome of any matter.

SHARE OWNERSHIP

The following table sets forth certain information regarding the beneficial ownership of the outstanding shares of Republic as of February 12, 2016, based on information available to the Company. The Class B Common Stock is convertible into Class A Common Stock on a share-for-share basis. In the following table, information in the column headed “Class A Common Stock” does not reflect the shares of Class A Common Stock issuable upon conversion of Class B Common Stock.  Information is included for:

(1)	persons or entities who own more than 5% of the Class A Common Stock or Class B Common Stock outstanding;

(2)	directors placed in nomination;

(3)

the Chairman and Chief Executive Officer (“CHAIR/CEO”), the Chief Financial Officer (“CFO”) and three other Executive Officers of Republic who earned the highest total compensation payout during 2015  (collectively, with the CHAIR/CEO and CFO, the “Named Executive Officers” or “NEOs”); and,

(4)	all executive officers, directors and director nominees of Republic as a group.

Except as otherwise noted, Republic believes that each person named below has the sole power to vote and dispose of all shares shown as owned by such person.  Please note that the table provides information about the number of shares beneficially owned, as opposed to the voting power of those shares.

Executive officers, directors and director nominees as a group (collectively 15 persons) hold 67% of the combined voting power of the Class A and Class B Common Stock which represents 52% of the total number of shares of Class A and Class B Common Stock outstanding as of February 12, 2016 as detailed below:

							Class A and Class B Common
	Class A Common Stock			Class B Common Stock			Stock Combined
Name	Shares		Percent	Shares		Percent	Shares		Percent
Five Percent Shareholders:

Steven E. Trager	8,574,682	(1)	46.0%	1,797,327	(2)	80.1%	10,372,009	(1)(2)	49.6%
601 West Market Street
Louisville, Kentucky 40202

Jean S. Trager	7,915,118	(3)	42.4	1,250,279	(4)	55.7	9,165,397	(3)(4)	43.8
601 West Market Street
Louisville, Kentucky 40202

A. Scott Trager	8,168,494	(5)	43.8	1,142,300	(6)	50.9	9,310,794	(5)(6)	44.5
601 West Market Street
Louisville, Kentucky 40202

Sheldon G. Gilman	8,337,492	(7)	44.7	1,107,515	(8)	49.3	9,445,007	(7)(8)	45.2
500 West Jefferson Street
Suite 2100
Louisville, Kentucky 40202

Teebank Family	7,165,051		38.4	939,449		41.8	8,104,500		38.8
Limited Partnership (9)
601 West Market Street
Louisville, Kentucky 40202

Jaytee Properties	750,067		4.0	168,066		7.5	918,133		4.4
Limited Partnership (9)
601 West Market Street
Louisville, Kentucky 40202

Directors, Nominees and
Named Executive Officers:

Craig A. Greenberg	8,808	(10)	*	—		*	8,808	(10)	*
Michael T. Rust	11,736	(11)	*	—		*	11,736	(11)	*
Sandra Metts Snowden	23,499	(12)	*	—		*	23,499	(12)	*
R. Wayne Stratton	22,540	(13)	*	2,063	(14)	*	24,603	(13)(14)	*
Susan Stout Tamme	14,219	(15)	*	—		*	14,219	(15)	*
Mark A. Vogt	4,627	(16)	*	—		*	4,627	(16)	*
Juan M. Montano	14,099	(17)	*	—		*	14,099	(17)	*
William R. Nelson	8,835	(18)	*	—		*	8,835	(18)	*
Kevin D. Sipes	67,094	(19)	*	—		*	67,094	(19)	*
A. Scott Trager	8,168,494	(5)	43.8	1,142,300	(6)	50.9	9,310,794	(5)(6)	44.5
Steven E. Trager	8,574,682	(1)	46.0	1,797,327	(2)	80.1	10,372,009	(1)(2)	49.6

Directors, Nominees and All
Executive Officers (15 persons):	9,112,099	(20)	48.8%	1,834,175	(20)	81.7%	10,946,273	(20)	52.4%

*Represents less than 1% of total

(1)Includes 7,165,051 shares held of record by Teebank Family Limited Partnership (“Teebank”) and 750,067 shares held of record by Jaytee Properties Limited Partnership (“Jaytee”).  With respect to Teebank and Jaytee, Steven E. Trager is a co-general partner and co-trustee of a trust which is the other co-general partner of each of these limited partnerships.  Trusts for the benefit of, among others, Steven E. Trager’s two children and his mother, are limited partners of both Teebank and Jaytee.  Includes 7,478 shares held by Steven E. Trager’s spouse, Amy Trager.  Includes 370,100 shares held of record by the Trager Family Foundation, a charitable foundation organized under Section 501(c)(3) of the Internal Revenue Code.  Steven E. Trager shares voting and investment power over these shares with Sheldon G. Gilman and the other directors of the Trager Family Foundation.  Also includes 12,085 shares held in Republic’s 401(k) plan, 188,400 shares held in an IRA in the name of Steven E. Trager’s deceased father, and 225 shares held by Trager Marital Trust, for which Steven E. Trager is trustee.

(2)Includes 939,449 shares held of record by Teebank and 168,066 shares held of record by Jaytee.  With respect to Teebank and Jaytee, Steven E. Trager is a co-general partner and co-trustee of a trust which is the other co-general partner of each of these limited partnerships.  Trusts for the benefit of, among others, Steven E. Trager’s two children and his mother, are limited partners of both Teebank and Jaytee.  Also includes 1,215 shares held in Republic’s 401(k) plan and 671,583 shares held by Trager Marital Trust, for which Steven E. Trager serves as trustee.

(3)Includes 7,165,051 shares held of record by Teebank and 750,067 shares held of record by Jaytee.  With respect to Teebank and Jaytee, Jean S. Trager is co-trustee of a trust which is a general partner of each of those limited partnerships and a beneficiary of certain trusts which are limited partners of each of those limited partnerships.

(4)Includes 939,449 shares held of record by Teebank and 168,066 shares held of record by Jaytee.  With respect to Teebank and Jaytee, Jean S. Trager is co-trustee of a trust which is a general partner of each of these limited partnerships and a beneficiary of certain trusts which are limited partners of each of those limited partnerships.

(5)Includes 7,165,051 shares held of record by Teebank and 750,067 shares held of record by Jaytee.  A. Scott Trager is a limited partner of both Teebank and Jaytee.  A. Scott Trager shares voting authority over shares held by both Teebank and Jaytee as a member of each partnership’s voting committee.  Includes 51,697 shares held of record by a family trust of which A. Scott Trager is a co-trustee and a beneficiary.  Also includes 32,279 shares held in Republic’s 401(k) plan.    Also includes voting rights for 7,500 restricted shares which vest 50% in November 2017 and 50% in November 2018.

(6)Includes 939,449 shares held of record by Teebank and 168,066 shares held of record by Jaytee.  A. Scott Trager is a limited partner of both Teebank and Jaytee.  A. Scott Trager shares voting authority over shares held by both Teebank and Jaytee as a member of each partnership’s voting committee.  Includes 4,107 shares held of record by a family trust of which A. Scott Trager is a co-trustee and a beneficiary.  Also includes 1,190 shares held in Republic’s 401(k) plan.

(7)Includes 7,165,051 shares held of record by Teebank and 750,067 shares held of record by Jaytee.  Sheldon G. Gilman, as trustee of trusts, is a limited partner of both Teebank and Jaytee.  Sheldon G. Gilman shares voting authority over shares held by both Teebank and Jaytee as a member of each partnership’s voting committee.  Includes 370,100 shares held of record by the Trager Family Foundation, a charitable foundation organized under Section 501(c)(3) of the Internal Revenue Code.  Sheldon G. Gilman shares voting and investment power over these shares with Steven E. Trager and the other directors of the Trager Family Foundation.  Also includes 39,307 shares held by Sheldon G. Gilman’s spouse.

(8)Includes 939,449 shares held of record by Teebank and 168,066 shares held of record by Jaytee.  Sheldon G. Gilman, as trustee of trusts, is a limited partner of both Teebank and Jaytee.  Sheldon Gilman shares voting authority of both Teebank and Jaytee as a member of each partnership’s voting committee.

(9)Teebank and Jaytee are limited partnerships of which Jean S. Trager, A. Scott Trager, Trager Marital Trust and trusts for which each of Steven E. Trager and Sheldon G. Gilman serve as trustees, are limited partners.  Steven E. Trager is also a co-general partner of each partnership and is co-trustee with Jean S. Trager of a trust which is the other general partner of Teebank and Jaytee.  Teebank and Jaytee each has a voting committee comprised of Steven E. Trager, A. Scott Trager and Sheldon G.  Gilman.  These committees direct the voting of the shares held by Teebank and Jaytee.  Teebank and Jaytee each have a total of 2 million units outstanding.  The following table provides information about the units of Teebank and Jaytee beneficially owned by directors, officers and 5% shareholders of Republic:

	Number of		Percent of Jaytee	Number of		Percent of Teebank
Name	Jaytee Units		Units Outstanding	Teebank Units		Units Outstanding

Trager Marital Trust,
Steven E. Trager, Trustee	75,858		3.8%	292,873		14.6%
Jean S. Trager	20,000	(a)	1.0%	20,000	(c)	1.0%
Steven E. Trager	307,474	(b)	15.4%	372,859	(d)	18.7%
A. Scott Trager	5,281		*	5,281		*
Sheldon G. Gilman, Trustee	43,950		2.2%	156,250		7.8%

* - Represents less than 1% of total

(a)	Includes 20,000 general units held by the Jean S. Trager Trust, of which Jean S. Trager and Steven E. Trager are co-trustees.
(b)	Includes 267,474 limited and 20,000 general units held in a revocable trust and 20,000 general units held by the Jean S. Trager Trust, of which Steven E. Trager and Jean S. Trager are co-trustees.
(c)	Includes 20,000 general units held by the Jean S. Trager Trust, of which Jean S. Trager and Steven E. Trager are co-trustees.
(d)

Includes 152,874 limited and 20,000 general units held in a revocable trust and 20,000 general units held by the Jean S. Trager Trust, of which Jean S. Trager and Steven E. Trager are co-trustees.   Also includes 179,985 limited units held by the Trager Trust of 2012.

(10)	Includes 8,808 shares issuable to Craig A. Greenberg upon vesting in accordance with the terms of the Company’s deferred compensation plan.

(11)	Includes 8,753 shares issuable to Michael T. Rust upon vesting in accordance with the terms of the Company’s deferred compensation plan.

(12)

Includes 247 shares held by Sandra Metts Snowden’s spouse.  Also includes 10,805 shares issuable to Sandra Metts Snowden upon vesting in accordance with the terms of the Company’s deferred compensation plan.

(13)

Includes 5,352 shares held jointly by R. Wayne Stratton with his spouse and 11,423 shares held by R. Wayne Stratton’s spouse. R. Wayne Stratton shares investment and voting power over these shares.  Also includes 5,765 shares issuable to R. Wayne Stratton upon vesting in accordance with the terms of the Company’s deferred compensation plan.

(14)	Includes 849 shares held jointly by R. Wayne Stratton with his spouse and 1,214 shares held by R. Wayne Stratton’s spouse. R. Wayne Stratton shares investment and voting power over these shares.

(15)	Includes 7,675 shares issuable to Susan Stout Tamme upon vesting in accordance with the terms of the Company’s deferred compensation plan.

(16)

Includes 3,000 shares held jointly by Mark A. Vogt with his spouse.  Also includes 1,111 shares issuable to Mark A. Vogt upon vesting in accordance with the terms of the Company’s deferred compensation plan.

(17)

Includes 3,099 shares held in Republic’s 401(k) plan.    Also includes voting rights for  2,500 restricted shares which vest 50% in November 2017 and 50% in November 2018 and 2,500 restricted shares which vest 50% in June 2019 and 50% in June 2020.

(18)	Includes voting rights for 3,000 restricted shares which vest 50% in November 2017 and 50% in November 2018.

(19)	Includes 3,954 shares held in Republic’s 401(k) plan. Also includes voting rights for 7,500 restricted shares which vest 50% in November 2017 and 50% in November 2018.

(20)	Includes the shares as described above held by the directors, nominees and NEOs, along with an additional 160,858 shares.

PROPOSAL ONE: ELECTION OF DIRECTORS

Republic’s Board of Directors is comprised of one class of directors that are elected annually.  Each director serves a term of one (1) year or until his or her successor is duly elected or qualified.  Republic’s Bylaws provide for not less than five (5) nor more than fifteen (15) directors. In accordance with the Company’s Bylaws, the Board of Directors has fixed the number of directors to be elected at the 2016 Annual Meeting at seven  (7). The Nominating Committee and the Board of Directors have nominated for election as directors: Steven E. Trager, A. Scott Trager, Craig A. Greenberg, Michael T. Rust, R. Wayne Stratton, Susan Stout Tamme and Mark A. Vogt. Each of the nominees, except for Mark A. Vogt, is a current member of the Board of Directors of the Company.  Mark A. Vogt is a current member of the Board of Directors of the Bank.

Director nominees Craig A. Greenberg, Michael T. Rust, R. Wayne Stratton, Susan Stout Tamme and Mark A. Vogt would collectively comprise a majority of the Board of Directors, and the Board has determined that each is an “independent director” as defined in Rule 5605(a)(2) of the NASDAQ listing standards. While the Company is a “controlled company” as defined under the NASDAQ rules and thus is entitled to an exemption from the majority independence rule, the Company has not elected this exemption for its 2016 election of directors, but reserves the right to claim this exemption in the future.

Neither the Nominating Committee nor the Board of Directors has reason to believe that any nominee for director will not be available for election or to serve following election. However, if any of the nominees should become unavailable for election, and unless authority is withheld, the holders of the proxies solicited hereby will vote for such other individual(s) as the Nominating Committee or the Board of Directors may recommend.

The following table details the indicated information for each nominee and incumbent director:

Director Nominees:		Director
Name and Principal Occupation for Past Five Years	Age	Since

Steven E. Trager began serving as both Chairman and CEO of Republic in 2012. He previously served as President and CEO of Republic since 1998. He also currently serves as Chairman and CEO of Republic Bank & Trust Company (the “Bank”). Mr. Trager began his career with the Bank in 1988 as General Counsel.	55	1988

Steven E. Trager received his undergraduate degree in finance at the University of Texas at Austin.  He received his Juris Doctor degree from the University of Louisville Brandeis School of Law and engaged in the practice of law with the firm of Wyatt, Tarrant & Combs.  He has more than twenty-five years banking experience.  In 1994, he provided the leadership resulting in the complex merger and reorganization of the Republic group of multiple banks into a consolidated and more efficient banking structure.  He provided the leadership for the Company’s initial public offering.  He also has direct experience not only in banking, but also in finance, operations and retail management.  His banking experience includes his service as past chairman for the Kentucky Bankers Association and his past service as a board member of the Federal Reserve Bank of St. Louis’ Louisville branch.  He also has leadership and directorate experience in multiple community service organizations.  Based on Steven E. Trager's experience as a Bank Board Director, his direct banking experience, his proven leadership skills, his education and legal background, his extensive community involvement, his vested interest in the long term success of Republic as a material equity owner, and his specific experience, qualifications and attributes herein disclosed, the Board has determined that he should continue to serve as a Director.

A. Scott Trager has served as Vice Chairman of Republic from 1994 to 2012. He has served as Director and President of Republic since 2012. He has served as Director and President of the Bank since 1984.	63	1990

A. Scott Trager holds a degree in Business Administration from the University of Tennessee and has spent his entire working career in various finance and banking capacities.  He has extensive leadership experience in marketing, operations and retail branch management.  He has extensive community board experience and broad-based community connections in the metropolitan Louisville area.  Based on A. Scott Trager's experience as a Bank Board Director, his direct banking experience, his proven leadership skills, his educational background, his extensive community involvement and his specific experience, qualifications and attributes herein disclosed, the Board has determined that he should continue to serve as a Director.

Craig A. Greenberg has served as President of 21c Museum Hotels since 2011, and, prior to that, he served as Vice Chairman and General Counsel. He has served as Counsel with the general legal services law firm of Frost Brown Todd LLC in Louisville, Kentucky. He served as Director of the Bank from 2006 to 2008 and has served as a Director of Republic from 2008 to present.	42	2008

Craig A. Greenberg is a graduate of the University of Michigan where he served as Student Government President.  He is a Harvard Law School cum laude graduate.  He has extensive experience in securing and deploying New Markets Tax Credit investments and other federal tax credit programs.  He has demonstrated skill in the raising and investment of assets in low-income communities across the country.  He has direct experience in commercial finance and the development of multi-million dollar developments.  He is active in local civic and charitable organizations.  Based on Craig A. Greenberg's experience as a Bank Board Director, his commercial finance and development knowledge, his educational background, including legal knowledge and skills, his extensive community involvement and his specific experience, qualifications and attributes herein disclosed, the Board has determined that he should continue to serve as a Director.

Director Nominees:		Director
Name and Principal Occupation for Past Five Years (continued)	Age	Since

Michael T. Rust has served as President of Kentucky Hospital Association (“KHA”), located in Louisville, Kentucky, since 1996. He served as a Director of the Bank from 2001 to 2007 and has served as a Director of Republic from 2007 to present.	64	2007

Michael T. Rust graduated from Glenville State College in West Virginia where he received his undergraduate degree in Business Administration.  He received a Master’s degree in Public Health from the University of Tennessee.  He serves as a Community Based Faculty Member at the University of Kentucky.  In his role as President of the KHA, he has extensive management and regulatory experience.  He also has extensive advocacy experience in Washington, D.C. and Frankfort, Kentucky.  He is a proven recruiter and organizer and has significant community involvement experience.  He has leadership and directorate experience in multiple community service organizations.  As a member of the Audit Committee, he is able to read and understand basic financial statements, such as a balance sheet, income statement and cash flow statement. Based on Michael T. Rust's experience as a Bank Board Director, his managerial and regulatory compliance background, his business and education background, his extensive community involvement, including governmental affairs and his specific experience, qualifications and attributes herein disclosed, the Board has determined that he should continue to serve as a Director.

R. Wayne Stratton is a Certified Public Accountant and a member-owner of the public accounting firm of Jones, Nale & Mattingly PLC located in Louisville, Kentucky. He served as a Director of the Bank from 1994 to 1995 and has served as a Director of Republic from 1995 to present, while also serving as Republic's financial expert on the Audit Committee.	68	1995

R. Wayne Stratton is a graduate of the University of Cincinnati with a Bachelor of Arts degree and a major in Accounting.  He is accredited in Business Valuations by the American Institute of Certified Public Accountants and holds a Diplomat Certification in Forensic Accounting from the American College of Forensic Examiners.  As a member of the Audit Committee, he is able to read and understand basic financial statements, such as a balance sheet, income statement and cash flow statement.  He has been recognized as a top national tax accountant by Money Magazine and has received recognition and awards for his accounting expertise from multiple sources, including Who’s Who in Accounting and Finance and Who’s Who in Executives and Business.  He has extensive experience in both the preparation and review of financial statements and statements of condition of publicly traded stock corporations.  He meets NASDAQ's financial knowledge and sophistication requirements and qualifies as an "audit committee financial expert" under SEC rules.  Based on R. Wayne Stratton's experience as a Bank Board Director, his managerial and accounting background, his education and certification as a Certified Public Accountant, his business background and his specific experience, qualifications and attributes herein disclosed, the Board has determined that he should continue to serve as a Director.

Director Nominees:		Director
Name and Principal Occupation for Past Five Years (continued)	Age	Since

Susan Stout Tamme was employed by Baptist Healthcare System, Inc. and is retired as of April 2014. In July of 2013, she was appointed as President of Baptist Health Collaborations. She was formerly in the position of President of the Louisville Market from 2011 to 2013 and she was President and CEO of Baptist Hospital East from 1995 to 2011 and Vice President of Baptist Healthcare System, Inc. She served as a Director of the Bank from 1999 to 2003 and has served as a Director of Republic from 2003 to present.	65	2003

Susan Stout Tamme received an Associate degree in nursing from Eastern Kentucky University, a Bachelor of Science degree in nursing from the University of Louisville and a Master of Science degree in Health Systems Administration, also from the University of Louisville.  She has extensive experience in administration, specifically in broad-based multi-hospital systems and is proficient in working with department heads, clinical staff and governing regulatory bodies.  She has leadership and directorate experience in multiple community service organizations and has received multiple community service awards for excellence and achievement.  Based on Susan Stout Tamme’s experience as a Bank Board Director, her managerial and administrative background, regulatory compliance experience, her extensive community involvement and her specific experience, qualifications and attributes herein disclosed, the Board has determined that she should continue to serve as a Director.

Mark A. Vogt received his Bachelor of Arts degree in Accounting and Business Administration from Bellarmine University in Louisville, Kentucky. Since 2004, he has served as CEO of Galen College of Nursing, one of the nation's largest educators of nurses with campuses located in Kentucky, Texas, Florida and Ohio. During his time with Galen, the College has grown significantly by adding nursing programs that meet the needs of the healthcare community and adult learners.	47	2016

Prior to joining Galen, Mark A. Vogt was Chief Operating Officer of a private equity investment group specializing in the education sector.  He served as Senior Vice President and Chief Financial Officer of Republic Bancorp, Inc. from 1995 to 2000.  He has served as a Director of the Bank since 2012.  As CFO, he provided leadership in the accounting, finance, treasury, and various operational functions.  During his tenure, he was significantly involved in the Company's initial public offering and the sale and acquisition of several business units.  Previously, he was employed for five years by the public accounting firm of Deloitte & Touche LLP where he provided accounting and consulting services to a wide array of financial service clients.  In addition, he has leadership and directorate experience in a number of civic and community organizations.  Based on Mark A. Vogt's experience as a Bank Board Director, his managerial and accounting background, his education and certification as a Certified Public Accountant, his business background and his specific experience, qualifications and attributes herein disclosed, the Board has determined that he should serve as a Director.

None of the persons placed in nomination currently holds or has in the past five (5) years held any directorships in any other company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934 or subject to the requirements of Section 15(d) of such Act or any company registered as an investment company under the Investment Company Act of 1940, as amended.

Republic’s directors were elected at the most recent Annual Meeting held on April 23, 2015, to a one (1) year term. The Company’s executive officers are recommended by the Compensation Committee and formally selected by the Board of Directors.  Executive officers hold office at the discretion of the Board of Directors.  All Company directors and Mark A. Vogt, a director nominee for 2016, attended the 2015 Annual Meeting of Shareholders.

Steven E. Trager and A. Scott Trager are cousins.

The Board of Directors recommends that shareholders vote “FOR” all of the proposed Board of Director nominees named in this proxy statement.

The Board of Directors and its Committees

The Board

Each director is expected to devote sufficient time, energy and attention to ensure diligent performance of his or her duties and to attend all meetings of the shareholders, the Board, and the Board committees to which they are appointed. The Board of Directors held six (6) regularly scheduled board meetings in 2015 and one (1) special meeting.  Each of the directors attended at least 75% of the total number of meetings of the Board of Directors.  Also, each of the directors attended at least 75% of the meetings held by committees on which such directors served during their respective terms of service in 2015.  Also, some selected Company directors were paid a committee fee for attending certain Bank committee meetings. Directors that are also officers of the Company or the Bank are not paid for attending board or committee meetings.

The Company believes it is both prudent and expedient and in the best interest of shareholders that the Chairman and CEO positions are combined and that such combination has no negative effect on the operation and direction of the Company.  This structure allows the independent directors to concentrate on the oversight of the Company without the added burden of also addressing what are normally less material day to day managerial concerns.  The Company does not have a lead independent director, but the independent directors meet privately following each regularly scheduled board meeting and have the authority to request to speak with any officer or other employee of the Company or the Bank.  They also have direct access to and the authority to retain, at the Company’s expense, any outside auditors, accountants or attorneys at their discretion.

While the Company’s Board is ultimately responsible for risk oversight, selected Board committees play an important role in assisting the Board in fulfilling its oversight responsibilities.  The Board evaluates risk factors at its regularly scheduled Board meetings and also more specifically through its Nominating Committee, Compensation Committee, Audit Committee and its Bank Compliance and Community Reinvestment Committee.    Craig A. Greenberg and Steven E. Trager, both Company directors, serve on the Compliance and Community Reinvestment Committee.  The Compliance and Community Reinvestment Committee assists the Board in monitoring the compliance and community reinvestment activity of the Bank, including compliance with all applicable laws and regulations with respect to compliance and community reinvestment, and compliance with any and all orders or agreements entered into between the Bank or the Board with any of the Company or Bank regulatory supervisory agencies.  This Committee is also responsible for the oversight of the Company and its subsidiary Bank Third Party Risk Management Program.  The Third Party Management Steering Committee, chaired by the Bank’s Chief Risk Officer, reviews and approves third party due diligence completed by the Company’s management responsible for the Company and its subsidiary bank third party relationships.  Third party risk reports are provided through this Committee on at least an annual basis to the Company and Bank Board of Directors concerning the Third Party Management Program and any significant third party arrangements.  It also monitors and oversees the activities of the subsidiary Bank Compliance and Community Reinvestment Departments, monitors the Bank Compliance Management Systems and is responsible for reviewing the Compliance Policy of the Bank annually.

The Company Board and the subsidiary Bank Board receive regular and timely reports from all Company committees.  More specifically, the Audit Committee also regularly reviews risks associated with insurance, credit, debt, financial, accounting, legal, reputational, compliance, third party, information technology security and other risk matters involving the Company and the Bank.  Enterprise Risk Management reports and Business Continuity Planning reports are received and reviewed by the Audit Committee.  In addition, the Compensation Committee considers risks related to succession planning and approves the Company’s Succession Plan. The Compensation Committee also considers risks related to the attraction and retention of critical employees and risks relating to the Company’s compensation programs and contractual employee arrangements.  In addition, the Compensation Committee reviews compensation and benefit plans affecting employees generally in addition to those applicable to the NEOs. The Company’s Board considers strategic risks and opportunities and regularly receives detailed reports from its committees and other Bank committees regarding risk oversight. The Company’s Board also receives regular reports directly from management and committee chairpersons. The Company’s Board is responsible for setting and formally approving policies regarding risk management and compliance oversight, as well as other matters. The Bank employs a high level Chief Risk Management Officer who regularly attends all Company Board meetings and who reports directly to the CHAIR/CEO of the Company.

Committees of the Company’s Board

The Company’s Board has three (3) standing committees to facilitate and assist the Board in the execution of its responsibilities. The Board committees consist of the Audit Committee, the Compensation Committee and the Nominating Committee. In accordance with NASDAQ listing standards, the Board has determined that each of the Board committee members meets the definition of “independent director” and satisfies the NASDAQ listing standards for service on the Board committees on which each serves.  In making these determinations, the Board considered all relevant factors, including that Craig A. Greenberg is designated as a Staff Attorney by the firm of Frost Brown Todd LLC, a law firm that provides general and corporate legal services to both the Company and the Bank.  Mr. Greenberg has an arrangement where he gets paid a percentage of revenues paid to the firm by certain clients, but not including the Company and the Bank.  He also receives a certain percentage of the profits of a wholly-owned subsidiary of the firm that he created and helps manage, but that business is exclusively related to the New Markets Tax Credit business that does no business with the Company or the Bank.  Mr. Greenberg does not maintain an office at the firm, is not an equityholder in the firm, and is not salaried by the firm.  The Bank paid the law firm $118,000 in 2015.  In addition, the Company paid the law firm $65,000 in 2015.

Charters for each Board committee, as well as the Code of Conduct and Ethics, are available on the Company’s website at www.republicbank.com.  The information contained on Republic’s website is not incorporated by reference in, or considered to be a part of, this proxy statement.

The table below details current membership for each of the standing Board committees:

Audit Committee	Compensation Committee	Nominating Committee
Michael T. Rust	Craig A. Greenberg	Craig A. Greenberg
Sandra Metts Snowden	Sandra Metts Snowden*	Sandra Metts Snowden*
R. Wayne Stratton, CPA*	Susan Stout Tamme	Susan Stout Tamme

*Denotes Committee Chairperson

The Audit Committee held eight (8) meetings during 2015. The Company’s Board of Directors has evaluated the credentials of and designated and appointed R. Wayne Stratton, CPA, as Chairman of the Audit Committee and as the “audit committee financial expert” as required by Section 407 of the Sarbanes-Oxley Act of 2002.

The Company’s Board of Directors adopted a written charter for the Audit Committee, which sets out the functions and responsibilities of the Audit Committee.  As described in the charter, the Audit Committee, among other things, is directly responsible for the selection, oversight and compensation of the Company’s independent registered public accounting firm.  It is also responsible for the oversight of the accounting and financial reporting processes of the Company, audits of the financial statements and pre-approval of any non-audit services of the independent registered public accounting firm. The Audit Committee is responsible for making recommendations to the Company’s Board of Directors with respect to: the review and scope of audit arrangements; the independent registered public accounting firm’s suggestions for strengthening internal accounting controls; matters of concern to the Audit Committee, the independent registered public accounting firm, or management relating to the Company’s consolidated financial statements or other results of the annual audit; the review of internal accounting procedures and controls with the Company’s financial and accounting staff; the review of the activities and recommendations of the Internal Auditor and compliance auditors; and the review of the consolidated financial statements and other financial information published by the Company. Auditors for the Company are required to report directly to the Audit Committee. The Audit Committee is required to pre-approve all audit and permitted non-audit services provided by the Company’s independent registered public accounting firm.

The Audit Committee has recommended, and the Board of Directors has approved and adopted, a Code of Conduct and Ethics Policy that applies to all directors, officers and employees of the Company and its bank subsidiary, including the principal executive and financial officers, the controller and the principal accounting officer. The Company intends to post amendments to, or waivers from, its Code of Conduct and Ethics Policy, if any, that apply to the principal executive and financial officers, the controller or the principal accounting officer on its website.  There were no amendments or waivers approved, granted or posted in 2015.

The Compensation Committee held four (4) meetings during 2015. The Compensation Committee makes recommendations to the Company’s Board of Directors as to the amount and form of NEO compensation and option awards, if any. The Compensation Committee also reviews and approves the Company’s and the Bank’s Management Succession Plan on an annual basis. Neither the Compensation Committee,  the Board, the Company, nor its management utilized the services of an independent compensation consultant in 2015, nor do any of them have any current arrangements with any compensation advisors or consultants. The CHAIR/CEO makes recommendations to the Compensation Committee with respect to all NEO compensation, including his own compensation.

The Nominating Committee held one (1) meeting in 2015. In 2016, the Nominating Committee and the Company’s Board of Directors approved the director nominees to be considered for election at the Annual Meeting.  All director nominees for 2016 served as Company directors during 2015, except Bank Director, Mark A. Vogt. No candidates for director nominees for the 2016 Annual Meeting election of directors were submitted to the Nominating Committee or the Company’s Board of Directors for consideration by any non-management shareholder.

The Nominating Committee will consider candidates for director nominees at the 2017 Annual Meeting properly put forth by shareholders. Shareholders should submit such nominations, if any, to the Company’s Secretary, Michael A. Ringswald, at 601 West Market Street, Louisville, Kentucky 40202 no later than November 11, 2016.  The Nominating Committee will consider candidates who have a strong record of community leadership in the Company’s and its banking subsidiary’s market.  Candidates should possess a strong record of achievement in both business and civic endeavors, possess strong ethics and display leadership qualities including the ability to analyze and interpret banking financial statements and regulatory requirements, the competence to evaluate endeavors of an entrepreneurial nature and be able to attract new Company banking relationships.  Board diversity as a whole is also considered, although the Company does not have a formal diversity policy.   Recommendations of the “Trager Family Members” (generally defined to include Steven E. Trager and Jean S. Trager and their descendants, and companies, partnerships or trusts in which they are majority owners or beneficiaries), as well as prior service and performance as a director, will also be strongly considered.    The Company does not pay a third party fee to assist in identifying and evaluating director nominees, but the Company does not preclude the potential for utilizing such services, if needed, as may be determined at the discretion of the Nominating Committee.  No candidate that was recommended by a beneficial owner of more than five percent (5%) of the Company’s voting Common Stock was rejected.  The “Trager Family Members” recommended all director nominees submitted to the Nominating Committee and the Company’s Board of Directors.  No other shareholders submitted a recommendation for a director nominee for 2016.

All Company directors attended the 2015 Annual Meeting.    All Company directors and the new director nominee are requested and are expected to attend the 2016 Annual Meeting.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee, which is comprised of three independent Republic Bancorp, Inc. (“Company”) directors, is responsible for approving the compensation of the Company’s Named Executive Officers (“NEOs”) and NEO compensation policies. The Compensation Committee also recommends the appointment of the Company’s and Republic Bank & Trust Company’s (“Bank”) other Executive Officers (“EOs”).  The Compensation Committee’s determinations are routinely subsequently approved by the Company’s and the Bank’s Board of Directors without change. The Company does not separately compensate its NEOs, all of whom are EOs of the Company’s sole banking subsidiary, the Bank, and compensated directly by the Bank for their services.

In deciding to generally continue with the Company’s existing executive compensation practices, the Compensation Committee has considered that holders of over 92% of the votes cast on an advisory basis at the Company’s 2015 Annual Meeting of Shareholders approved the compensation of the Company’s NEOs.  Also, in accordance with the affirmative votes cast at the Company’s 2011 Annual Meeting of Shareholders to hold advisory voting on executive compensation every two (2) years, shareholders will have the opportunity to cast their advisory vote on executive compensation at the 2017 Annual Meeting of Shareholders.

Objectives of the Company’s Compensation Program.  The purpose of the Company’s Compensation Program is to establish and maintain suitable financial compensation and financial rewards for job performance that principally focus on the degree to which the Company’s profit objectives, as outlined in the Company’s budget, have been met or substantially met.  Other goals are assigned and attributed to certain NEOs in the primary areas of loan and deposit growth, risk management and regulatory control, loan loss control, customer service, product development and operations.

With respect to the NEOs listed in the Summary Compensation Table included in this proxy statement, the Compensation Committee approves goals other than profit objectives in order to provide incentives for the NEOs to perform in the best interests of the Company and its shareholders and also to provide additional metrics against which the NEOs’ total performance and contributions can be evaluated.  These additional goals are approved by the Compensation Committee and reviewed by management with each NEO, except for the Chairman and Chief Executive Officer (“CHAIR/CEO”) whose goals are not subject to management review, but only the review and approval of the Compensation Committee.  Gross operating profit (“GOP”) for the Company and the Bank remains the central and most important metric in evaluating and determining NEO compensation. GOP is defined as “income before income taxes” in accordance with generally accepted accounting principles (“GAAP”) adjusted for any extraordinary income or other non-recurring items as determined by the CHAIR/CEO.  Some NEOs are evaluated based on Total Company GOP, including the GOP of the Republic Processing Group (“RPG”) business segment, while other NEOs are evaluated on the Core Bank GOP, i.e., the Company’s GOP excluding the RPG business segment (“Core Bank GOP”).  The President of RPG is evaluated on the GOP relating solely to the RPG business segment. If GOP goals are met, base salary and incentive compensation generally result in increases and some significant percentage of the NEOs’ incentive bonus potential will normally, but not necessarily, be awarded, even if other NEO goals not related to GOP may not have been fully achieved.

The Company’s Incentive Compensation Program is flexible in design and takes into account factors beyond the control of any NEO in determining the amount of compensation to be paid a particular NEO in any given year. If the Company’s budgeted GOP goals are not fully achieved, then a percentage of a potential incentive payout may be awarded based on intervening factors, such as economic factors, regulatory changes impacting profit objectives, or management decisions that may impact current profitability, normally made in return for the potential for greater long-term profitability.  Management decisions may include such things as technology upgrades, by way of example, or other similar management actions that were not evident when the Company budget was initially approved by the Company’s Board of Directors.

The Company establishes two budget goals relating to GOP.  The first is commonly referred to as the “Entry Level” budget goal, and the second is commonly referred to as the “Maximum Level” budget goal.  Generally, if the Entry Level budget goal is met, the NEOs will be awarded 50% of their bonus potential payout and, if the Maximum Level budget goal is obtained, the NEOs will typically be awarded 100% of their respective bonus potential payout.  Nonetheless, the Company’s Incentive Compensation Program does not automatically result in incentives being paid based on a pre-set percentage of any particular goal or budgetary GOP attainment, as the final decision rests with the CHAIR/CEO, subject to Compensation Committee approval.

The NEOs are comprised of Steven E. Trager, Chairman and Chief Executive Officer (“CHAIR/CEO”); A. Scott Trager, President (“PRES”); Kevin D. Sipes, Executive Vice President, Chief Accounting Officer and Chief Financial Officer (“CFO”); Juan M. Montano, Senior Vice President and Managing Director of Mortgage Lending (“SVP/ML”), and William R. Nelson, President/Republic Processing Group (“PRES/RPG”).

Compensation Elements.    Republic’s Compensation Program has three (3) principal components: base salary, the Incentive Compensation Program or Incentive Bonus Program, and the Stock Incentive Program. Base salary compensation and the Company’s performance-based incentive program are annual programs. The Stock Incentive Program is not typically an annual program, but stock incentives may be awarded at any time during the year to some or all of the Company’s NEOs, subject to the recommendation of the CHAIR/CEO and the approval by the Compensation Committee and the Board of Directors.

In addition to the three components listed above, some NEOs, based on their respective participation, may be included in the Company’s Acquisition Bonus Program. The Company’s Acquisition Bonus Program provides for a bonus payout for the achievement of profit objectives based solely on the profitability of the Company’s acquisitions, as may be applicable.  There were no awards under the Company’s Acquisition Bonus Program during 2015.

NEOs also participate in Company-wide employee benefit plans and typically are rewarded, as part of their base compensation, additional selected customary business-related perquisites such as, by way of examples, car allowances and country club memberships.

Purpose of the Company’s Compensation Elements.    The primary purpose of the base salary component of the Company’s Compensation Program is to provide base compensation for ordinary living expenses.  The Company wants to provide its NEOs with a base salary that supports a reasonable lifestyle that is comparable to their high and visible standing in the community, one that supports the demands from the community given that standing and their community visibility and one that also provides reasonable compensation for the performance of their duties and responsibilities directly associated with their NEO status.  As long as the Company’s financial performance is deemed acceptable in the view of the CHAIR/CEO, regardless of whether or not the Company’s GOP goals are met, annual increases to base salary are typically, but not always, granted in response to generally recognized cost of living factors and as a reward for acceptable performance. While the Compensation Committee considers cost of living adjustments when evaluating base pay, such adjustments are not automatic, but are also dependent on satisfactory earnings and other performance factors.  The Compensation Committee does not apply any particular formula or measurement in making these determinations.  The Compensation Committee used its collective judgment and considered the recommendations of the CHAIR/CEO in determining base compensation levels for 2015 and 2016. Going forward, the Compensation Committee will continue to make its determinations by using its collective judgment and by giving strong consideration to the recommendations of the CHAIR/CEO.  It will continue not to apply any particular formula or measurement regarding base salary compensation, but the degree to which the Company’s GOP budget goals were attained remains a primary consideration in all compensation decisions.

EO bonus incentive goals, in terms of both incentive to be paid and GOP profit goal, are set at the beginning of the Company’s fiscal year (except for the PRES/RPG whose goals are set at mid fiscal year) by the Compensation Committee and are used to provide the NEOs and EOs with incentives to improve both short-term and long-term Company performance.  Stock compensation awards are also granted from time to time to provide the NEOs and EOs with incentives to maximize the Company’s GOP, as well as provide retention incentives.  Acquisition bonus awards are granted to incentivize NEOs, EOs and other Company associates to maximize Company earnings and to implement target integration components relating to acquisitions, such as timely and accurate system conversions, in order to maximize operational efficiencies associated with acquisitions.

Establishment of Compensation Levels.    The Company’s compensation elements are designed to be generally competitive with similar employment opportunities or positions in similarly sized companies in the metropolitan Louisville, Kentucky area. The Compensation Committee, however, does not rely on benchmarking to determine its compensation elements; rather, the Compensation Committee gives strong consideration and has not historically deviated from the recommendations of the CHAIR/CEO, whose recommendations are based upon his individual judgment.  The Compensation Committee does annually review various benchmarking publications and peer data to determine if compensation levels are within reasonable ranges as compared to those benchmarks, but the benchmarks are not used to set NEO compensation. The Compensation Committee has not previously engaged a third-party executive compensation consultant and has no immediate plans to do so in the future.

The CHAIR/CEO makes specific executive compensation recommendations to the Compensation Committee on all NEO compensation elements, including his own. Typically, the CHAIR/CEO also considers the recommendations of the PRES when formulating his recommendations to the Compensation Committee.  The CHAIR/CEO will recommend his own compensation, which, if reasonable in the subjective judgment of the Compensation Committee, is normally and historically accepted and approved by the Compensation Committee and ultimately the Board of Directors without modification.  The Compensation Committee or the CHAIR/CEO is authorized to make adjustments in the terms and conditions of, and the criteria included in, the Incentive Compensation Program in recognition of unusual or nonrecurring events, including acquisitions and dispositions of businesses and assets affecting the Company, or the financial statements of the Company, or in response to changes in applicable laws, regulations, accounting principles, tax rates and regulations or business conditions or in view of the Compensation Committee’s or CHAIR/CEO’s assessment of the business strategy of the Company, economic and business conditions, personal performance of a particular NEO and any other circumstances deemed relevant.

The compensation of the remaining NEOs is also principally recommended by the CHAIR/CEO.  In the case where a Company NEO reports to another NEO, the supervising NEO’s recommendations are also strongly considered.  These recommendations, if reasonable in the subjective judgment of the Compensation Committee, are also normally and typically accepted and approved by the Compensation Committee, and ultimately the Board of Directors, without change.  All NEO base salary and incentive compensation is approved by the Board of Directors upon recommendation by the Compensation Committee.

The Company’s Incentive Compensation Program.  The Incentive Compensation Program is designed to reward those individuals who contribute through their own performance and their influence on others to achieve and exceed the Company’s financial goals, and to a lesser extent, other goals that target performance in areas required to run a successful banking operation. The incentive bonus compensation potential for the CHAIR/CEO and the CFO was tied to the Total Company GOP.  The incentive bonus compensation potential of the PRES was tied principally to the Core Bank GOP.  The Total Company GOP and Core Bank GOP objectives at the “Entry Level” for 2015 were $46.5 million and $36.7 million, respectively.  The Total Company GOP and Core Bank GOP objectives at the “Maximum Level” were $55.0 million and $45.2 million, respectively.  The RPG business segment’s only GOP budgeted objective for the 2015 measurement period was $10.0 million.  Unlike other NEOs, whose goals are based on the Company’s fiscal year of January 1 through December 31, the PRES/RPG has goals based on RPG’s seasonally based measurement period from July 1 through June  30.  The SVP/ML has multiple goals, including goals related to Total Company GOP and Core Bank GOP that will be discussed in greater detail below.

NEO incentive compensation is tied principally, but not exclusively, to the degree actual Total Company GOP compares to the Entry Level and Maximum Level budget goals approved by the Board of Directors. With respect to the NEOs, other than the PRES/RPG and the SVP/ML, the Company budget had two levels of financial performance targets identified for 2015 and also for 2016. The first level, the “Entry Level” budget goal, typically has a 50% bonus potential associated.  The higher “Maximum Level” budget goal, which, if achieved, usually results in the full NEO bonus potential being awarded.  RPG had only one budget goal identified for the 2015 measurement period and two budget goals for the 2016 measurement period.  Bonus potentials for all NEOs, including himself, are recommended by the CHAIR/CEO and are subsequently approved by the Compensation Committee and the Board of Directors.  No incentive compensation adjustments were made to the Incentive Compensation Program in 2015 other than for the SVP/ML. See “Awards Under the Company’s Bonus Incentive Compensation Program” below.

The amount of incentive compensation or bonus actually awarded to the NEOs is determined by the Compensation Committee and the Board of Directors.  The “Entry Level” and “Maximum Level” budget goals are designed to be a challenge to meet, particularly for the “Maximum Level” performance tier, but the budget goals and the tiers associated with those goals are not set so as to be impractical or impossible to achieve.  For the 2015 measurement period, there was no Entry Level budget goal for the PRES/RPG as that business segment had only a Maximum Level budget goal.  For 2016, the NEO budget goals are designed to provide an incentive for the NEOs to achieve performance which meets or exceeds operating budgeted financial expectations.  The Company’s budgeted goals should not be relied upon by any investor or shareholder as an indication of management’s prediction of its future financial performance.

In its discretion, the Company may modify its budget goals and the Compensation Committee may elect to exclude any extraordinary income or other non-recurring items from its determination as to whether or not the budget goals were, in fact, met or substantially met.  A percentage of the total bonus potential may be awarded to the NEOs even if the “Entry Level” budget goals for incentive compensation purposes are not fully achieved.

By written agreement with each NEO, the incentive compensation potential is subject to amendment, either upward or downward, at the discretion of the CHAIR/CEO, subject to the approval of the Compensation Committee and ultimately the Board of Directors.  With respect to the incentive compensation paid for 2015 performance, the Compensation Committee deferred to the recommendations of the CHAIR/CEO regarding non-recurring items.  There are potentially some occasions when NEOs may be awarded incentive compensation based on factors such as competitive information about the salaries or bonuses paid for similar positions at other local companies or awarded based on achievements other than profit, although no such incentive bonuses above 50% of the stated incentive bonus potential for any NEO were awarded in 2015 other than the SVP/ML.  See “Awards Under the Company’s Bonus Incentive Compensation Program” below.

The Compensation Committee, on the recommendation of the CHAIR/CEO, sets individual incentive bonus potentials at the end of each fiscal year to be applied to the next fiscal year, except for the PRES/RPG, whose bonus potential is typically determined in the third quarter of each calendar year.

Participants in the Company’s Incentive Compensation Program described above agree that during their employment or service with Republic and for a period of two years following the date of their termination of employment of service for whatever reason, they shall not (i) solicit or divert or attempt to divert from Republic or its affiliates, any customer’s business enjoyed by or specifically targeted by Republic or its affiliates at any time during their employment or service with Republic; and (ii) directly or indirectly, solicit to employ or engage, offer employment or engagement to, hire, employ or engage any employees or independent contractors of Republic or any of its affiliates.

The Company’s Acquisition Bonus Plan.    In addition to the incentive potential described above, certain NEOs may qualify under the Company’s Acquisition Bonus Plan for an additional incentive bonus to be determined by the CHAIR/CEO and approved by the Company’s Compensation Committee relating to Company or Bank acquisitions.

The purpose of the Acquisition Bonus Plan is to set forth the terms and conditions of financial rewards for the job performance of associates of the Company, including certain NEOs who materially participate in the negotiation, consummation and transition of an acquisition or merger and contribute to the long-term profitability of the acquisitions, whether through an asset purchase, stock purchase, merger or other corporate transaction.  The Company may engage in a number of acquisitions from time to time, and each acquisition may have a specific bonus incentive program subject to the provisions of the Acquisition Bonus Plan.

The bonus incentive pool, with respect to each acquisition, will be in an amount not to exceed $2,000,000, the amount determined by the Company’s CHAIR/CEO within sixty (60) days of the closing of each acquisition and subject to the approval of the Compensation Committee.

The determination of the amount of Acquisition Bonus Plan awards that may be paid to any individual will be based on performance criteria as determined by the Compensation Committee and may include one or more of the following criteria:  (a) successful branch consolidations and core system conversions; (b) a limitation of any losses resulting from operational errors to less than a discretionary dollar amount as determined by the CHAIR/CEO; (c) operating profit (gross or net); (d) earnings including operating income, net operating income, earnings before or after taxes, earnings before or after interest, depreciation, amortization, or extraordinary or special items, or book value per share (which may exclude non-recurring items) or net earnings; (e) pre-tax income, after-tax income, pre-tax profits or after-tax profits; (f) revenue, revenue growth or rate of revenue growth; (g) return on assets (gross or net), return on investment (including cash flow return on investment), return on capital (including return on total capital or return on invested capital), or return on equity; (h) return on sales or revenues; (i) operating expenses; (j) cash flow (before or after dividends), free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, cash flow in excess of cost of capital or cash flow per share (before or after dividends); (k) implementation or completion of critical projects or processes; (l) operating margin or profit margin; (m) cost targets, reductions and savings, productivity and efficiencies; (n) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion, customer satisfaction, employee satisfaction, human resources management, supervision of litigation and other legal matters, information technology, and goals relating to budget comparisons; (o) personal professional objectives, including any of the foregoing performance targets, the implementation of policies and plans, the negotiation of transactions, and the development of long-term business goals; (p) improvement in or attainment of expense levels or working capital levels; (q) operating portfolio metrics, or (r) any combination of, or a specified increase in, any of the foregoing.  Where applicable, the performance targets may be expressed in terms of attaining a specified level of the particular criteria or the attainment of a percentage increase or decrease in the particular criteria, all as determined by the Compensation Committee.  The performance targets may include a threshold level of performance below which no payment will be made, levels of performance at which specified payments will be made, and a maximum level of performance above which no additional payment will be made.  Each performance target shall be determined in accordance with GAAP, if applicable, and shall be subject to certification by the Compensation Committee provided that the Compensation Committee shall have the authority to adjust such targets in recognition of extraordinary items or other items that may not be infrequent or unusual but which may have inconsistent effects on performance.

The Acquisition Bonus Plan is administered by the Compensation Committee.  The Compensation Committee has delegated to the CHAIR/CEO of the Company the authority, subject to such terms as the Compensation Committee shall determine, to perform such functions, including administrative functions, except that the Compensation Committee may not delegate authority to an officer or employee to grant a bonus award or otherwise make determinations with respect to the officer or employee to whom the authority is delegated.

Unless otherwise specifically determined by the Compensation Committee or the CHAIR/CEO, an acquisition bonus incentive award is deemed earned and vested only with respect to a participant who remains employed at the Company and is in good standing at the time of the determination.  However, under certain special conditions, this requirement may be subject to waiver by the CHAIR/CEO.

The Company’s Stock Incentive Plan.    The Company’s primary form of equity-based incentive compensation has historically been stock option awards. This form of compensation was historically used by the Company due to previously favorable accounting and tax treatment. Stock option awards are also granted by the Company’s competitors and the Compensation Committee believes stock option awards have been an expectation of business executives in Republic’s marketplace.  Despite the ramifications from the adoption of the Financial Accounting Standards Board (“FASB”) ASC Topic 718, the Compensation Committee believes that stock option awards, as well as stock grants, constitute a favorable retention factor and enhance the Company’s ability to maintain the employment of its high performing executives. Additionally, Republic’s equity-based incentive agreements provide for a two (2) year prohibition, following the termination of employment of an equity-based incentive recipient, on the solicitation of any customer of the Company or the recruitment and hiring of any Company associate. The Company’s equity-based incentive agreement also has confidentiality requirements which act to protect the Company’s proprietary information. A violation of those provisions allows the Company to require a forfeiture of equity-based incentives or the profits derived from the sale of that stock if sold. All equity-based incentive agreements have a change in control provision providing for immediate vesting of any unexercised equity-based incentives.

Overall Company market stock performance is not a component of evaluation for the purpose of NEO incentive compensation.  Republic’s stock is not actively traded and thus may be subject to market fluctuations beyond the reasonable control of management. Also, in the Compensation Committee’s view, the significant stock holdings of the CHAIR/CEO and his related interests provide material executive motivation to not only preserve but to grow shareholder value, particularly long-term shareholder value.  Therefore, stock awards have not been traditionally awarded to the CHAIR/CEO.

Ultimately, the Compensation Committee believes that reasonable and consistent earnings over time will translate into appropriate and favorable stock performance. The Compensation Committee’s policies are not designed to encourage Republic’s NEOs to manage the Company on a quarter to quarter time horizon or even over a one year time period.  Investment in capital improvements, product development and new market expansion can act to reduce short-term profits while providing for a larger future, longer-term profit potential and/or provide for the long-term soundness and sustainability of the Company’s operations and, thus, its long-term profit potential.  All of these factors are taken into account by the Compensation Committee in its subjective annual evaluation process and deliberations.

Any equity stock incentives for NEOs are typically recommended to the Compensation Committee by the CHAIR/CEO. In choosing the date for the grant of equity stock incentives, the Compensation Committee gives no consideration to market events, as any relationship between the equity stock incentive date and the price of the Company’s stock on that date is strictly coincidental.

Awards Under the Company’s Base Salary Compensation Program.  All NEOs, except the PRES/RPG who is on a different review schedule, and the CFO, received a base salary increase for 2015 of approximately 1%.  The CFO received a base salary increase of approximately 4%.  All increases, except the PRES/RPG, were effective December 22, 2014.  Upon the recommendation of the CHAIR/CEO, the Compensation Committee approved a salary increase for the CHAIR/CEO to $368,502, a salary increase for the PRES to $364,000, a salary increase for the CFO to $305,000 and a salary increase for the SVP/ML to $250,000.  Similarly, the Compensation Committee approved the salary for the PRES/RPG of $276,040 as of July 1, 2014 through June 30, 2015, effective as of July, 2015.

All NEOs, except the PRES/RPG who is on a different review schedule, and the SVP/ML, received a base salary increase based on 2015 performance and other competitive factors.  All base salary increases, except the PRES/RPG, were effective December 21, 2015.  Upon the recommendation of the CHAIR/CEO, the Compensation Committee approved a salary increase for the CHAIR/CEO to $371,500, approximately a 1% increase, a salary increase for the PRES to $367,000, approximately a 1% increase, a salary increase for the CFO to $314,200, approximately a 3% increase, and a salary increase for the SVP/ML to $268,600, approximately a 7.4% increase. The annualized salary for the PRES/RPG was set at $280,040 as of July 1, 2015 through June 30, 2016.

Awards Under the Company’s Bonus Incentive Compensation Program.  The bonus incentive potential for 2015 was $185,000 for the CHAIR/CEO, $175,000 for the PRES, $125,000 for the CFO and $95,000 for the SVP/ML.  The bonus incentive potential for the PRES/RPG was $175,000 for the period July 1, 2014 through June 30, 2015.  The SVP/ML was awarded incentive compensation of $80,000 during 2015, which constituted an increase over his potential stated incentive compensation achievement level; however, the level of incentive compensation awarded was below his Maximum potential incentive compensation award. The SVP/ML had multiple areas of responsibility including Mortgage Lending, Warehouse Lending and Correspondent Lending.  Collectively, these areas exceeded budgeted expectations, particularly Warehouse Lending, and contributed significantly to the Company’s overall GOP in 2015.  As a result, the SVP/ML received additional incentive compensation of $7,500 over his realized incentive compensation relative to his goal achievement, largely because he specifically exceeded the Maximum Level budget related to Warehouse Lending.   Actual GOP results for 2015 for the Total Company, Core Bank and the RPG segment were $35.2 million, $30.0 million and $7.9 million, respectively.  GOP for the Total Company and the Core Bank are for the twelve months ended December 31, 2015, while the GOP for the RPG segment is for the twelve months ended June 30, 2015.  Awards for the NEOs and related factors are outlined in the table below:

	Performance Criteria	Entry Level Goal	Maximum Level Goal	Incentive Payout Potential (2)	Percent of Total Payout Potential Awarded	Incentive Payout Award
CHAIR/CEO	Total Company GOP	Achieved	Not Achieved	$ 185,000	50%	$ 92,500
PRES	Core Bank GOP	Achieved	Not Achieved	$ 175,000	50%	$ 87,500
CFO	Total Company GOP	Achieved	Not Achieved	$ 125,000	50%	$ 62,500
PRES/RPG	RPG GOP	N/A	Not Achieved	$ 175,000	30%	$ 52,500
SVP/ML	1. Total Company/Core Bank GOP (1)	Achieved	Not Achieved	$ 25,000	50%	$ 12,500
	2. Warehouse Lending (1)	N/A	Exceeded	$ 40,000	119%	$ 47,500
	3. Correspondent Lending (1)	N/A	Achieved	$ 10,000	100%	$ 10,000
	4. Mortgage/Internet Lending (1)	Achieved	Not Achieved	$ 20,000	50%	$ 10,000

(1)

The SVP/ML had four different incentive compensation goals, with each goal comprising a portion of his overall incentive compensation potential.  The first goal was achievement of Company and Core Bank Entry and Maximum budget goals, with Entry and Maximum Level potential payouts of $12,500 and $25,000, respectively. The second goal, relating to the Company’s Warehouse Lending segment, was the achievement of budgeted average outstanding balances and lending commitments.  The Entry Level goal was GOP of $6 million, annual average outstanding balances of $235 million and lending commitments of $650 million with a potential payout of $20,000.  The Maximum Level goal was GOP of $7 million, annual average outstanding balances of $260 million and lending commitments of $700 million, with a  potential payout of $40,000.  The third goal, relating to the Company’s Correspondent Lending origination channel, was the achievement of budgeted loan production of $50 million at the Entry Level with a potential payout of $5,000 and of $100 million at the Maximum Level with a potential payout of $10,000.  The fourth goal, relating to the Company’s Mortgage Lending and Internet Lending divisions, was the achievement of budgeted mortgage originations by Internet lenders and mortgage specialist originations in the Louisville and Central Kentucky market of $150 million at the Entry Level with a potential payout of $10,000 and of $200 million at the Maximum Level with a potential payout of $20,000.

(2)

Bonus potentials for the NEOs remain unchanged for 2016.  All NEOs except the PRES/RPG must be in good standing as of March 15, 2017 in order to receive any incentive compensation for 2016 performance.  The PRES/RPG must remain an employee in good standing as of August 5, 2016 to receive incentive compensation for the 2015/2016 evaluation period.

Awards Under the Company’s Acquisition Bonus Plan.    There were no awards under this program during 2015.

Awards Under the Company’s Stock Incentive Plan.    For 2015, the Compensation Committee approved certain EO stock incentive awards pursuant to the 2015 Stock Incentive Plan.  The CHAIR/CEO declined to accept any stock incentive awards in 2015.  The date for the strike price of the stock incentive awards was the close of business on April 24, 2015 at $24.47 per share.  The stock option awards total 5,500 shares each for seven of the nine 2015 EOs. The SVP/ML was awarded 10,500 option shares and 2,500 stock grant awards.  Total option shares awarded to the eight remaining EOs in 2015 were 43,500.  Fifty percent of the options are exercisable four (4) years from the issue date and the remaining fifty percent are exercisable five years from the issue date.

Post-Employment Benefits.  As described under the heading “Post-Employment Compensation” elsewhere in this proxy statement, the Company has entered into Officer Compensation Continuation Agreements with each of the NEOs who served in that capacity during 2015, with the exception of William R. Nelson and Juan M. Montano.  As described herein, the Officer Compensation Continuation Agreements provide for the payment to an NEO terminated following a change in control equal to or up to 24 months of the NEO’s base salary and benefits. The Company deems the agreements necessary for the maintenance of sound management and essential to protecting the best interests of the Company and its shareholders. The agreements are intended to encourage the NEOs to remain in the employment of the Company and to continue to perform their assigned duties without distraction in the face of potentially disruptive events that would normally surround a Company change in control.  Potential payments and benefits under these arrangements have no bearing on the Compensation Committee’s deliberations regarding all other compensation elements.  The Company has modified these agreements to conform them to changes in law under Section 409A of the Internal Revenue Code of 1986, as amended.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Members of the Compensation Committee:

Sandra Metts Snowden, Chairwoman

Craig A. Greenberg

Susan Stout Tamme

DIRECTOR COMPENSATION

During 2015, non-employee directors of Republic and its principal banking subsidiary received fees of $2,000 for each board meeting attended and fees ranging from $150 to $750, based on the particular committee, for each committee meeting attended.  On occasion, brief, typically single-issue telephonic meetings may be held for which there is no compensation.  Non-employee directors have the option of allocating their fees into a Director Deferred Compensation Plan.  Amounts deferred in the Director Deferred Compensation Plan are deemed to be invested in Republic stock.  Cash dividend equivalents with respect to deferred amounts are accumulated and converted into stock equivalents on a quarterly basis.  Compensation paid or deferred to directors of Republic during 2015 for services as a director of Republic were as follows:

2015 DIRECTOR SUMMARY COMPENSATION TABLE

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
	Fees Earned or Paid in Cash (2)	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non-Qualified Deferred Compensation Earnings	All Other Compensation	Total
Name (1)	($)	($)	($)	($)	($)	($)	($)
Craig A. Greenberg	17,200	—	—	—	—	—	17,200
Michael T. Rust	19,000	—	—	—	—	—	19,000
Sandra Metts Snowden	18,700	—	—	—	—	—	18,700
R. Wayne Stratton	20,875	—	—	—	—	—	20,875
Susan Stout Tamme	14,700	—	—	—	—	—	14,700

(1)

Steven E. Trager and A. Scott Trager, who served as directors in 2015, are not included in this table as they received no additional compensation for their services as directors.  The compensation received by these individuals is included in the "Summary Compensation Table."

(2)	Of these fees, the directors deferred the entire amount of their fees earned, except for R. Wayne Stratton who was paid $10,438 in cash with the balance being deferred.

CERTAIN INFORMATION AS TO MANAGEMENT

The following table contains information concerning the compensation received by Republic’s CHAIR/CEO,  its CFO and its other three most highly compensated NEOs for the fiscal year ended December 31, 2015:

2015 SUMMARY COMPENSATION TABLE

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name and Principal		Salary	Bonus (2)	Stock Awards (3)	Option Awards (3)	Non-Equity Incentive Plan Compensation (4)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings	All Other Compensation (5)	Total
Position (1)	Year	($)	($)	($)	($)	($)	($)	($)	($)
Steven E. Trager,	2015	368,502	—	—	—	92,500	—	37,331	498,333
Chairman, CEO	2014	365,000	—	—	—	55,500	—	37,192	457,692
and Director	2013	365,000	—	—	—	—	—	39,407	404,407

A. Scott Trager,	2015	364,000	—	—	134,585	87,500	—	35,858	621,943
President and	2014	360,500	100,000	—	—	227,500	—	35,582	723,582
Director	2013	360,500	—	—	—	—	—	38,038	398,538

William R. Nelson,	2015	277,887	—	—	134,585	52,500	—	11,302	476,274
President, RPG	2014	276,040	—	—	—	112,000	—	11,102	399,142
	2013	276,040	—	—	—	50,000	—	10,902	336,942

Kevin D. Sipes,	2015	305,000	—	—	134,585	62,500	—	21,760	523,845
EVP, CFO and Chief	2014	292,800	—	—	—	187,500	—	21,560	501,860
Accounting Officer	2013	292,800	—	—	—	10,000	—	21,360	324,160

Juan M. Montano, SVP/ML	2015	250,000	—	62,975	260,535	80,000	—	11,302	664,812

(1)	The principal positions listed are as of December 31, 2015.

(2)	The amount in column (d) reflects a discretionary bonus paid to the PRES in October, 2014 related to the 2012 First Commercial Bank transaction.

(3)

Amounts shown represent the aggregate grant date fair values computed in accordance with FASB ASC Topic 718.  For a discussion of the assumptions used in determining these values, see Note 17 to our 2015 financial statements.

(4)

The amounts in column (g) reflect incentive compensation earned during the year and paid on the Company’s following March incentive payout date for achievement of corporate, individual and departmental goals, except for the PRES/RPG whose incentive was paid in the year listed.  Also, $175,000 was paid to the PRES and $100,000 was paid to the CFO in February, 2014 related to the 2012 Tennessee Commerce Bank transaction, and $50,000 was paid to the CFO in October, 2014 related to the 2012 First Commercial Bank transaction.

(5)	The amounts in column (i) include the following:

	401(k) Matching Contributions	Life Insurance Policies	Club Memberships	Auto Allowance or Personal Use of Company Owned Vehicles	Total
Name	($)	($)	($)	($)	($)
Steven E. Trager	10,600	1,560	15,571	9,600	37,331
A. Scott Trager	10,600	1,560	14,098	9,600	35,858
William R. Nelson	10,600	702	—	—	11,302
Kevin D. Sipes	10,600	1,560	—	9,600	21,760
Juan M. Montano	10,600	702	—	—	11,302

GRANTS OF PLAN BASED AWARDS DURING 2015

									All Other	All Other
									Stock	Option
									Awards:	Awards:
									Number of	Number of	Exercise or	Full Grant
									Shares of	Securities	Base Price	Date Fair
			Estimated Future Payouts Under Non-			Estimated Future Payouts Under Equity			Stock or	Underlying	of Option	Value of
Name	Grant Date	Grant Type	Equity Incentive Plan Awards			Incentive Plan Awards			Units	Options	Awards	Awards
			Threshold	Target	Maximum	Threshold	Target	Maximum
			($)	($)	($)	($)	($)	($)	(#)	(#)	($/sh)	($)
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Steven E. Trager	02/01/2015	Annual Incentive	(1)	92,500	185,000	—	—	—	—	—	—	—

A. Scott Trager	02/01/2015	Annual Incentive	(1)	87,500	175,000	—	—	—	—	—	—	—

A. Scott Trager	04/24/2015	Stock Option	—	—	—	—	—	—	—	5,500	24.47	134,585

Kevin D. Sipes	02/01/2015	Annual Incentive	(1)	62,500	125,000	—	—	—	—	—	—	—

Kevin D. Sipes	04/24/2015	Stock Option	—	—	—	—	—	—	—	5,500	24.47	134,585

William R. Nelson	07/01/2015	Annual Incentive	(1)	87,500	175,000	—	—	—	—	—	—	—

William R. Nelson	04/24/2015	Stock Option	—	—	—	—	—	—	—	5,500	24.47	134,585

Juan M. Montano	02/01/2015	Annual Incentive	(1)	12,500	25,000	—	—	—	—	—	—	—

Juan M. Montano	02/01/2015	Annual Incentive	(1)	20,000	40,000	—	—	—	—	—	—	—

Juan M. Montano	02/01/2015	Annual Incentive	(1)	5,000	10,000	—	—	—	—	—	—	—

Juan M. Montano	02/01/2015	Annual Incentive	(1)	10,000	20,000	—	—	—	—	—	—	—

Juan M. Montano	04/24/2015	Stock Option	—	—	—	—	—	—	—	5,500	24.47	134,585

Juan M. Montano	06/12/2015	Stock Option	—	—	—	—	—	—	—	5,000	25.19	125,950

Juan M. Montano	06/12/2015	Stock Grant	—	—	—	—	—	—	2,500	—	—	62,975

(1)

Represents target and maximum payout levels for awards granted under the NEO Incentive Compensation Program for 2015 performance, except for the 07/01/2015 award for the PRES/RPG which is for the 2016 measurement period.  The potential payouts are performance-driven and therefore completely at-risk.  The performance goals and target payout under the Program for each NEO are described in the Compensation Discussion and Analysis.  The actual amount of incentive compensation earned by each NEO is reported under the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table for the year in which it was earned.  Additional information regarding the design of the NEO Incentive Compensation Program is included in the Compensation Discussion and Analysis.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2015

Option Awards						Stock Awards
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
									Equity
								Equity	Incentive Plan
						Number		Incentive Plan	Awards:
			Equity Incentive			of Shares		Awards:	Market or
	Number of		Plan Awards:			or Units	Market	Number of	Payout Value
	Securities	Number of	Number of			of Stock	Value of	Unearned	of Unearned
	Underlying	Securities	Securities			That	Shares or	Shares, Units	Shares, Units
	Unexercised	Underlying	Underlying	Option		Have	Units of	or Other	or Other
	Options	Unexercised	Unexercised	Exercise	Option	Not	Stock That	Rights That	Rights That
	(#)(1)	Options (#)(1)	Unearned	Price	Expiration	Vested	Have Not	Have Not	Have Not
Name	Exercisable	Unexercisable	Options (#)	($)	Date	(#)(2)	Vested ($)	Vested (#)	Vested ($)
Steven E. Trager	—	—	—	—	—	—	—	—	—

A. Scott Trager	—	2,750	—	24.47	04/24/2020	7,500	198,075	—	—
	—	2,750	—	24.47	04/24/2021

Juan M. Montano	—	3,000	—	18.52	02/01/2016	5,000	132,050	—	—
	—	2,750	—	24.47	04/24/2020
	—	2,750	—	24.47	04/24/2021
	—	2,500	—	25.19	06/12/2020
	—	2,500	—	25.19	06/12/2021

William R. Nelson	—	2,750	—	24.47	04/24/2020	3,000	79,230	—	—
	—	2,750	—	24.47	04/24/2021

Kevin D. Sipes	—	2,750	—	24.47	04/24/2020	7,500	198,075	—	—
	—	2,750	—	24.47	04/24/2021

(1)	The first exercisable date for each option listed by expiration date is as follows:

Expiration Date	Exercisable Date

02/01/2016	02/02/2015
04/24/2020	04/24/2019
04/24/2021	04/24/2020
06/12/2020	06/12/2019
06/12/2021	06/12/2020

(2)

These are awards of restricted stock made on 11/14/2012 which vest 50% on 11/14/2017 and 50% on 11/14/2018.  Includes 2,500 restricted shares awarded to Juan Montano on 06/12/2015 which vest 50% on 06/12/2019 and 50% on 06/12/2020.

OPTION EXERCISES AND STOCK VESTED DURING 2015

	Option Awards		Stock Awards
(a)	(b)	(c)	(d)	(e)

	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise	Acquired on Vesting	on Vesting
Name	(#)	($)	(#)	($)
Steven E. Trager	—	—	—	—
A. Scott Trager	7,500	45,825	—	—
Juan M. Montano	3,000	16,860	—	—
William R. Nelson	2,000	11,660	—	—
Kevin D. Sipes	7,500	43,725	—	—

POST-EMPLOYMENT COMPENSATION

Republic entered into Officer Compensation Continuation Agreements with Steven E. Trager and A. Scott Trager, which became effective January 12, 1995.  Republic entered into an Officer Compensation Continuation Agreement with Kevin D. Sipes, which became effective June 15, 2001 (all collectively, “Agreements”). These Agreements provide for the payment of the EO’s base salary for up to a period of two (2) years in the event of disability or if, following the announcement of a potential change in control, or after an actual change in control, the EO terminates his employment for “Good Reason” or his employment is terminated other than pursuant to death or for “Cause,” as defined in the Agreements. “Good Reason” is defined to include a material diminution in duties or demotion, material change in benefit plans or fringe benefits, or a reduction in base salary.  In addition, benefits provided by the Bank are to continue for the salary continuation period, to the extent possible, or alternative benefits are to be secured. For purposes of these Agreements, a change in control includes the acquisition by a person of beneficial ownership of securities representing greater voting power than held by the “Trager Family Members” as a group or a reduction to less than 25% of the combined voting power of the stock held by the “Trager Family Members.”

Republic and its wholly-owned banking subsidiary, Republic Bank & Trust Company, approved separate Modification Agreements (collectively, “Modifications”) to the Agreements on February 15, 2006.  Each Modification conformed the Agreement to changes in law enacted under Section 409A of the Internal Revenue Code of 1986, as amended, and generally provided that payments under an Agreement to an executive who is a “key employee” may not commence earlier than six (6) months following the executive’s separation from service from Republic and the Bank. The initial payment to an executive will include any make up payments that would have been made to the executive but for the delay due to the executive’s status as a “key employee.” In other respects, the original Agreements continue in effect, without change. The agreement signed by Kevin D. Sipes called for a lump sum payment at its present value, rather than continuation of periodic compensation payments.  The Modification for Kevin D. Sipes provided that his lump sum would not be paid earlier than six (6) months following his separation from service. All of the Agreements limit the total value of the consideration paid to three times the five-year average of the EO’s prior taxable compensation, so as to avoid lost tax deductions or excise taxes under Internal Revenue Code Section 280G.

In 2008, each of these Agreements was amended and restated to incorporate prior changes and to conform to certain language and definitions, and clarify the timing of payment, to comply with Internal Revenue Code Section 409A final regulations.

The Agreements detailed above were renewed effective as of December 31, 2015 for a term to cover any change in control that occurs within three (3) years after that date. The Agreements are automatically extended for one (1) additional year at each December 31, to maintain a three (3) year coverage period, unless Republic gives notice to the executive(s) that it elects not to extend the Agreement(s).

Detail of executive agreements which trigger post-employment payments, trigger events and estimated payment amount/values follow, including, in the case of NEOs who do not have change in control agreements, the potential spread in value that would be realized on as-yet unvested equity awards if a change in control had occurred on December 31, 2015:

Executive Name	Agreement Which Triggers Payments (1)	Trigger Event	Estimated Payment Amount/Value (2)

Steven E. Trager	Officer Compensation Continuation Agreement	Termination of Employment after potential or actual Change in Control	$ 787,202

A. Scott Trager	Officer Compensation Continuation Agreement and equity grant agreements with accelerated vesting on Change in Control	Termination of Employment after potential or actual Change in Control Equity award vesting occurs at Change in Control	$ 970,425

Juan M. Montano	Equity grant agreements with accelerated vesting on Change in Control	Change in Control	$ 148,820

Kevin D. Sipes	Officer Compensation Continuation Agreement and equity grant agreements with accelerated vesting on Change in Control	Termination of Employment after potential or actual Change In Conotrol Equity award vesting occurs at Change in Control	$ 868,883

William R. Nelson	Equity grant agreements with accelerated vesting on Change in Control	Change in Control	$ 89,900

(1)	Each of these agreements is described in more detail in the section above.

(2)

The estimated values are determined based on the Agreements' terms, and assuming a trigger event for payment occurred on December 31, 2015.  In the case of the Officer Compensation Continuation Agreements, (i) the value of benefits continuing for up to 24 months was assumed to be equal to two times the Bank's cost of health, dental, life, long-term disability and 401(k) benefits for the EO for the fiscal year ending 2015 and (ii) because vesting accelerates on restricted stock upon change in control, an amount equal to the closing price for the Company's stock as of the last trading date in 2015 times each EO's total outstanding unvested awards.  While each such agreement includes a cap on the total amounts owed based on the parachute limits of Internal Revenue Code Section 280G, that cap is not expected to reduce the amounts payable for any of these EOs.

AUDIT COMMITTEE REPORT

The Audit Committee has furnished the following report:

It is the responsibility of management to prepare the consolidated financial statements and the responsibility of Crowe Horwath LLP, Republic’s independent registered public accounting firm, to audit the consolidated financial statements for conformity with the United States Generally Accepted Accounting Standards.  The Audit Committee has

adopted a written charter describing the functions and responsibilities of the Audit Committee.  The Audit Committee charter is available on the Company’s website at www.republicbank.com.

In connection with its review of Republic’s consolidated financial statements for 2015, the Audit Committee has:

•	Reviewed and discussed the audited consolidated financial statements with management;

•	Discussed with the independent registered public accounting firm, the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Section 380);

•

Received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), and has discussed with the independent registered public accounting firm, the independent registered public accounting firm’s independence; and,

•	Approved the audit and non-audit services of the independent registered public accounting firm for 2015.

The Audit Committee has also discussed with management and the independent registered public accounting firm, the quality and adequacy of Republic’s internal controls and the internal audit function’s organization, responsibilities, budget and staffing. The Audit Committee reviewed with the independent registered public accounting firm their audit plans, audit scope and identification of audit risks. The Audit Committee has procedures in place to receive and address complaints regarding accounting, internal control, or auditing and other Company issues.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included as presented in Republic’s Annual Report on Form 10-K for the year ended December 31, 2015.

Members of the Audit Committee:

R. Wayne Stratton, CPA, Chairman

Michael T. Rust

Sandra Metts Snowden

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

With respect to transactions involving the Company and its directors, officers, and 5% shareholders, the Audit Committee’s charter provides that it will conduct an appropriate review of all related party transactions for potential conflict of interest situations on an ongoing basis, and the approval by the Audit Committee is required for all such transactions (other than transactions governed by Regulation O of the Board of Governors of the Federal Reserve System, which have received the approval of the Board of Directors of the Company’s bank subsidiary).  In reviewing a related party transaction, the Audit Committee considers the material terms of the transaction, including whether the terms are generally available to an unaffiliated third party under similar circumstances.  In addition, the Board of Directors is informed of such related party transactions.

Leasing Arrangements.  Within the Louisville, Kentucky, metropolitan area, Republic leases space in buildings owned by a limited liability company whose managing member is Jean S. Trager, and limited liability companies whose sole managing member is Jaytee, a partnership in which Steven E. Trager is a general partner and is co-trustee with Jean S. Trager of a trust which is also a  general partner.    See notes to the table under “Share Ownership.” The buildings include Republic Corporate Center, which serves as both the Company’s main office and administrative headquarters in Louisville, Kentucky, and was owned and leased by Teeco, LLC,  which is member managed by Jean S. Trager, in 2015. During 2015, additional leasing relations included Republic Bank & Trust Company’s Hurstbourne Parkway banking center which is owned and leased to Republic Bank & Trust Company by Jaytee – Hurstbourne, LLC,

the Bardstown Road banking center which is owned and leased to Republic Bank & Trust Company by Jaytee – Bardstown, LLC and the Springhurst banking center which is owned and leased to Republic Bank & Trust Company by Jaytee – Springhurst, LLC.  In addition, space at the Republic Plaza location is owned and leased to Republic Bank & Trust Company by Jaytee Properties II SPE, LLC, of which Steven E. Trager is manager.  Under certain of these lease arrangements, the Bank was responsible for the fit-up and certain build out costs associated with the leased premises at those facilities. Altogether, these affiliates currently lease 187,550 square feet to Republic Bank & Trust Company and Republic Bank & Trust Company pays $316,349 per month in rent, with lease terms expiring between 2016 and 2025. The aggregate annual amount paid under these affiliate leasing arrangements in 2015 was $3,706,386.    In accordance with the Audit Committee charter, each of the above leasing transactions was approved by the Board of Directors and the Audit Committee and all were determined by the Board of Directors and the Audit Committee to be on terms comparable to those that could have been obtained from unaffiliated parties.

Right of First Offer Agreement.  On September 19, 2007, Republic entered into a Right of First Offer Agreement (the “Agreement”) with Teebank Family Limited Partnership (“Teebank”), and Bernard M. Trager and Jean S. Trager (collectively, the “Tragers”).

The Agreement does not restrict Teebank’s sale of shares of Republic common stock up until the trigger date (the “Trigger Date”) of the second to die of the Tragers.  If Teebank desires to sell to a third party up to 1,000,000 shares of Class A Common Stock in the nine (9) months following the Trigger Date, Teebank must first offer the shares to Republic.  Republic then has twenty (20) business days after the notice of a proposed sale to exercise the option, subject to satisfaction of any required regulatory notice requirements and receipt of all required regulatory approvals within sixty (60) days of the option exercise.  The option exercise price is the Fair Market Value, as defined in the Agreement, of the shares on the closing date.  Teebank is not required to consummate the transaction if the Fair Market Value on the closing date is less than 95% of the Fair Market Value on the date Teebank first gave notice of the proposed sale.  Republic can exercise the option only if a majority of Republic’s independent directors determine at the time of exercise that the exercise is in Republic’s best interests.

The Agreement terminates on the first to occur of the following: (i) a Change in Control, as defined in the Agreement, of Republic, (ii) Republic’s duty to file reports required under Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 is suspended, or (iii) fourteen (14) months following the Trigger Date.  In addition, Teebank may terminate the Agreement following a material change in the anticipated impact of the estate tax laws and regulations upon the Tragers or their estates.

Relationships with Directors.  There are no additional relationships with Republic directors not described in this section or the subsection of this proxy statement titled “Committees of the Company’s Board.”

Indebtedness of Directors, Executive Officers and Principal Shareholders.  There is no absolute prohibition on personal loans to directors or executive officers of insured depository institutions. However, Federal banking laws require that all loans or extensions of credit by the Bank to the Company’s or the Bank’s executive officers and directors be made on substantially the same terms, including interest rate and collateral requirements, as those prevailing at the time for comparable transactions with the general public and must not involve more than the normal risk of repayment or present other unfavorable features. These loans must be of a type generally made available to the Company’s employees or the public at large.  In addition, loans made to executive officers, Company directors and Bank directors must be approved in advance by a majority of the disinterested members of the Board of Directors.

During 2015, directors and executive officers of Republic and other persons or entities with which they are affiliated or with whom they are members of the same immediate family were customers of and had in the ordinary course of business banking transactions with Republic. All loans included in such transactions were made in the ordinary course of business, were generally available to the public, were made on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable loan transactions with other persons not related to the lender, which loans did not involve more than the normal risk of collectability or present other unfavorable features as per Regulation S-K Item 404(a) Instruction 4(c). As of December 31, 2015,  directors, executive officers and principal shareholders of Republic had loans outstanding of $38.3 million.

Split Dollar Insurance Agreement. By an agreement dated December 14, 1989, as amended August 8, 1994, the Bank entered into a split-dollar insurance agreement with a trust established by the Company’s deceased former Chairman, Bernard M. Trager. Pursuant to the agreement, from 1989 through 2002 the Bank paid $690,000 in total annual premiums on the insurance policies held in the trust. The policies are joint-life policies payable upon the death of Ms. Jean S. Trager, as the survivor of her husband Bernard M. Trager. The cash surrender value of the policies was approximately $2.1 million as of December 31, 2015.

Pursuant to the terms of the trust, the beneficiaries of the trust will each receive the proceeds of the policies after the repayment of the $690,000 of indebtedness to the Bank. The aggregate amount of such unreimbursed premiums constitutes indebtedness from the trust to the Bank and is secured by a collateral assignment of the policies. As of December 31, 2015, the net death benefit under the policies was approximately $3.5 million. Upon the termination of the agreement, whether by the death of Ms. Trager or earlier cancellation, the Bank is entitled to be repaid by the trust the amount of indebtedness outstanding at that time.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires Republic’s officers, directors and greater than 10% beneficial owners to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers and directors are required to furnish Republic with copies of all Section 16(a) forms filed. Based solely upon review of copies of such forms received, or written representations that there were no unreported holdings or transactions, Republic believes that, for the most recent fiscal year, all Section 16(a) filing requirements applicable to its officers, directors and 10% beneficial owners were complied with on a timely basis, except each of the following persons filed a Form 4 one day late to report the grant of an employee stock option: A. Scott Trager, Robert J. Arnold, Kevin D. Sipes, Steven E. DeWeese, William R. Nelson, Anthony T. Powell and John T. Rippy.

SOLICITATION OF PROXIES

The cost of solicitation of proxies hereby will be borne by Republic. Some of Republic’s directors and officers who will receive no additional compensation may solicit proxies in person and by telephone, electronic media, facsimile, and mail from brokerage houses and other institutions, nominees, fiduciaries and custodians, who will be requested to forward the proxy materials to beneficial owners of the Class A Common Stock and Class B Common Stock. Republic will, upon request, reimburse such intermediaries for their reasonable expenses in forwarding proxy materials but will not pay fees, commissions, or other compensation.

PROPOSAL TWO: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On January 20, 2016, the Audit Committee selected Crowe Horwath LLP to serve as Republic’s independent registered public accounting firm and auditors for the fiscal year ending December 31, 2016.  On behalf of Republic’s Board of Directors, the Audit Committee of the Board retained Crowe Horwath LLP to audit the Company’s consolidated financial statements and the effectiveness of the Company’s internal control over financial reporting for 2016.  Crowe Horwath LLP was chosen based on its performance in prior years, its responsiveness, technical expertise and the appropriateness of fees charged.

Crowe Horwath LLP has served as Republic’s independent registered public accounting firm since the 1996 fiscal year. The Company’s independent registered public accounting firm leases space from Jaytee-Springhurst, LLC,  a limited liability company whose sole managing member is Jaytee, a  Kentucky limited partnership of which the CHAIR/CEO and PRES of Republic are partners.  The Company and Crowe Horwath LLP have determined that such leases constitute arm’s length transactions and comply with all applicable independence standards.  Crowe Horwath LLP representatives are expected to attend the 2016 Annual Meeting and will be available to respond to appropriate shareholder questions and will have the opportunity to make a statement if they desire to do so.

We are asking our shareholders to ratify the selection of Crowe Horwath LLP as our independent registered public accounting firm for 2016.  Although ratification is not required by the Company’s Bylaws or otherwise, the Board is submitting the selection of Crowe Horwath LLP to our shareholders as a matter of good corporate practice.  If the selection is not ratified, the Audit Committee will consider whether or not it is appropriate to select another independent registered public accounting firm.  Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of Republic and its shareholders.

The Board of Directors recommends a vote “FOR” the proposal to ratify the selection of Crowe Horwath LLP as the Company’s independent registered public accounting firm for 2016.

AUDIT FEE TABLE

Year	Audit Fees	Audit Related Fees	Tax Fees	All Other Fees

2015	$320,000	$2,050	$—	$44,380
2014	$310,000	$—	$—	$145,750

The Audit Committee has approved all services provided by Crowe Horwath LLP during 2015. Additional details describing the services provided in the categories in the above table are as follows:

Audit Fees

Crowe Horwath LLP charged $320,000 in fiscal year 2015 and $310,000 in fiscal year 2014 for audit fees. These include professional services in connection with the audit of the Company’s annual financial statements and its internal control over financial reporting. They also include reviews of the Company’s financial statements included in the Company’s Quarterly and Annual Reports on Form 10-Q and Form 10-K and for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements for the fiscal years shown.

Audit Related Fees

Fees for audit related services provided by Crowe Horwath LLP, as disclosed in the above “Audit Fee Table,” primarily include assistance with the review of various accounting standards.

All Other Fees

Fees for all other services provided by Crowe Horwath LLP, as disclosed in the above “Audit Fee Table,” relate to a 401(k) benefit plan audit, a mandated U.S. Department of Housing and Urban Development (HUD) Federal Housing Administration (FHA) compliance audit, in 2014, fees associated with the Company’s establishment and participation in an insurance captive and, in 2015, fees associated with participation in an insurance captive.

The Audit Committee of the Board of Directors has determined that the provision of the services covered under the caption “Audit Related Fees” above is compatible with maintaining the independent registered public accounting firm’s independence.

Pre-Approval Policies and Procedures

The Audit Committee’s charter provides that the committee will pre-approve all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent registered public accounting firm, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934 which are approved by the Audit Committee before the completion of the audit.  The Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals are presented to the full Audit Committee at its next scheduled meeting.

SHAREHOLDERS’ COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Shareholders who want to communicate in writing with the Board of Directors, or specified directors individually, may send proposed communications to Republic’s Corporate Secretary, Michael A. Ringswald, at 601 West Market Street, Louisville, Kentucky 40202.  The proposed communication will be reviewed by the Audit Committee and the General Counsel.  If the communication is appropriate and serves to advance or improve the Company or its performance, contains no objectionable material or language, is not unreasonable in length and is directly applicable to the business of Republic, it is expected that the communication will receive favorable consideration for presentation to the Board of Directors or appropriate director(s).

OTHER MATTERS

The Board of Directors does not know of any matters to be presented at the Annual Meeting other than as specified in this proxy statement.  If, however, any other matters should properly come before the 2016 Annual Meeting, it is intended that the persons named in the enclosed proxy, or their substitutes, will vote such proxy in accordance with their best judgment on such matters.

SHAREHOLDER PROPOSALS

Shareholders who desire to present proposals at the 2017 Annual Meeting must forward them in writing to the Secretary of Republic so that they are received at 601 West Market Street, Louisville, Kentucky 40202 no later than November 11, 2016, in order to be considered for inclusion in Republic’s proxy statement for such meeting.  Shareholder proposals submitted after January 25, 2017, will be considered untimely, and the proxy solicited by Republic for next year’s Annual Meeting may confer discretionary authority to vote on any such matters without a description of them in the proxy statement for that meeting.  Republic’s Bylaws do not contain a requirement that shareholders provide advance notice of director nominations to be made at the Annual Meeting.

ANNUAL REPORT

Republic’s 2015 Annual Report on Form 10-K, with certain exhibits, is enclosed with this proxy statement.  The 2015 Annual Report on Form 10-K does not form any part of the material for the solicitation of proxies.

Any shareholder who wishes to obtain a copy, without charge, of Republic’s Annual Report on Form 10‑K for its fiscal year ended December 31, 2015, which includes financial statements and financial statement schedules, and is required to be filed with the Securities and Exchange Commission, may contact Michael A. Ringswald, Secretary, at 601 West Market Street, Louisville, Kentucky 40202, or at telephone number (502) 561-7128.

By  Order of The Board of Directors

Michael A. Ringswald, Secretary

Louisville, Kentucky

March 11, 2016

Please vote at www.investorvote.com/RBCAA or mark, date, sign, and return the enclosed proxy as promptly as possible, whether or not you plan to attend the 2016 Annual Meeting in person. If you do attend the 2016 Annual Meeting, you may still vote in person, since the proxy may be revoked at any time prior to its exercise by delivering a written revocation of the proxy to the Secretary of Republic.

REPUBLIC BANCORP TM IMPORTANT ANNUAL MEETING INFORMATION C 1234567890 000004 ENDORSEMENT_LINE______________ SACKPACK_____________ MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Vote by Internet Go to www.investorvote.com/RBCAA Or scan the QR code with your smartphone Follow the steps outlined on the secure website Shareholder Meeting Notice 1234 5678 9012 345Important Notice Regarding the Availability of Proxy Materials for the Republic Bancorp, Inc. Shareholder Meeting to be Held on April 21, 2016. Under Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the 2016 Annual Meeting of Shareholders are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on and location of the annual meeting are on the reverse side. Your vote is important! This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The proxy statement and annual report to shareholders are available at: www.investorvote.com/RBCAA Easy Online Access — A Convenient Way to View Proxy Materials and Vote When you go online to view materials, you can also vote your shares. Step 1: Go to www.investorvote.com/RBCAA. Step 2: Click on the icon on the right to view current meeting materials. Step 3: Return to the investorvote.com window and follow the instructions on the screen to log in. Step 4: Make your selection as instructed on each screen to select delivery preferences and vote. When you go online, you can also help the environment by consenting to receive electronic delivery of future materials. Obtaining a Copy of the Proxy Materials – If you want to receive a copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed on the reverse side on or before April 7, 2016 to facilitate timely delivery. C O Y 029A7A

Shareholder Meeting Notice Republic Bancorp, Inc.’s 2016 Annual Meeting of Shareholders will be held on April 21, 2016 at Republic Bank Building, Lower Level, 9600 Brownsboro Road, Louisville, Kentucky 40241, at 9:00 a.m., Eastern Daylight Savings Time. Proposals to be voted on at the meeting are listed below along with the Board of Directors’ recommendations. The Board recommends a vote FOR all Director nominees and FOR Proposal 2: 1.Election of Directors: Craig A. Greenberg, Michael T. Rust, R. Wayne Stratton, Susan Stout Tamme, A. Scott Trager, Steven E. Trager, Mark A. Vogt. 2. Ratification of Crowe Horwath LLP as the independent registered public accountants for the year ending December 31, 2016. PLEASE NOTE – YOU CANNOT VOTE BY RETURNING THIS NOTICE. To vote your shares you must vote online or request a paper copy of the proxy materials to receive a proxy card. If you wish to attend and vote at the meeting, please bring this notice with you. Here’s how to order a copy of the proxy materials and select a future delivery preference: Paper copies: Current and future paper delivery requests can be submitted via the telephone, Internet or email options below. Email copies: Current and future email delivery requests must be submitted via the Internet following the instructions below. If you request an email copy of current materials you will receive an email with a link to the materials. PLEASE NOTE: You must use the number in the shaded bar on the reverse side when requesting a set of proxy materials. Internet – Go to www.investorvote.com/RBCAA. Follow the instructions to log in and order a copy of the current meeting materials and submit your preference for email or paper delivery of future meeting materials. Telephone – Call us free of charge at 1-866-641-4276 and follow the instructions to log in and order a paper copy of the materials by mail for the current meeting. You can also submit a preference to receive a paper copy for future meetings. Email – Send email to investorvote@computershare.com with “Proxy Materials Republic Bancorp, Inc.” in the subject line. Include in the message your full name and address, plus the number located in the shaded bar on the reverse side, and state in the email that you want a paper copy of current meeting materials. You can also state your preference to receive a paper copy for future meetings. To facilitate timely delivery, all requests for a paper copy of the proxy materials must be received by April 7, 2016. 029A7A

REPUBLIC BANCORP TM IMPORTANT ANNUAL MEETING INFORMATION C123456789 000004 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext ENDORSEMENT_LINE______________ SACKPACK_____________ MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 9:00 a.m., Eastern Daylight Savings Time, on April 21, 2016. Vote by Internet Go to www.investorvote.com/RBCAA Or scan the QR code with your smartphone Follow the steps outlined on the secure website Vote by telephone Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone Follow the instructions provided by the recorded message Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Annual Meeting Proxy Card IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals — The Board recommends a vote FOR all Director nominees and FOR Proposal 2. 1. Election of Directors: For Withhold For Withhold For Withhold 01 - Craig A. Greenberg 02 - Michael T. Rust 03 - R. Wayne Stratton 04 - Susan Stout Tamme 05 - A. Scott Trager 06 - Steven E. Trager 07 - Mark A. Vogt 2. Ratification of Crowe Horwath LLP as the independent registered public accountants for the year ending December 31, 2016. For Against Abstain In their discretion, the proxies are authorized to vote upon other such business as may properly come before the meeting or incident to its conduct. B Non-Voting Items Change of Address — Please print your new address below. Comments — Please print your comments below. Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 1 U P X 2 6 5 9 3 8 1 029A4A

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. REPUBLIC BANCORP TM Republic Bancorp, Inc. Notice of 2016 Annual Meeting of Shareholders Republic Bank Building, Lower Level, 9600 Brownsboro Road, Louisville, Kentucky 40241 Proxy Solicited by Board of Directors for Annual Meeting – April 21, 2016 R. Wayne Stratton and Sandra Metts Snowden, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Republic Bancorp, Inc. to be held on April 21, 2016 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees and FOR Proposal 2. For participants in the Republic Bancorp 401(k) Retirement Plan (the “Plan”), the Plan Trustee shall vote the shares, for which it has not received voting direction from the Plan participants, utilizing the same voting percentages derived from the Plan participants who did direct how their shares are to be voted. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side.)